Filed pursuant to Rule 424(b) (3)

Registration Statement No. 333-178000

Prospectus Supplement No. 21

(To Prospectus dated April 11, 2012)

BNET MEDIA GROUP, INC.

This Prospectus Supplement No. 21 (this “Supplement”) contains information that supplements and updates our prospectus dated April 11, 2012, and Prospectus Supplements No. 1 (dated May 15, 2012), No. 2 (dated August 13, 2012), No. 3 (dated November 15, 2012), No. 4 (dated April 12, 2013), No. 5 (dated May 1, 2013), No. 6 (dated May 12, 2013), No. 7 (dated June 13, 2013), No. 8 (dated June 25, 2013), No. 9 (dated August 19, 2013), No. 10 (dated August 30, 2013), No. 11 (dated November 182013), No. 12 (dated March 19, 2014),  and No. 13 (dated April 11, 2014), No. 14 (dated May 15, 2014), No. 15 (dated August 12, 2014), No. 16 (dated August 19, 2014) and No. 17 (dated October 22, 2014), No. 18 (dated November 10, 2014), No. 19 (dated April 1, 2015), and NO. 20 (Dated April 11, 2015) and should be read in conjunction with such prospectus and supplements

This prospectus relates to the resale by our selling stockholders beginning on page 13 of the 1,000,000 shares of our common stock held by sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on and trading on an stock exchange and thereafter at prevailing market prices or privately negotiated prices.

I. Quarterly Report on Form 10-Q for the Year Ended period ending March 31, 2015

On May 15, 2015, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, a copy of which is attached to this Supplement as Exhibit A.

II. Other

This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement.  This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, and page 6 of our December 31, 2014 Form 10-K as the same may be updated in Supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement May 15, 2015.

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EXHIBIT A

[March 31, 2015 Quarterly Report on Form 10-Q]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended: March 31, 2015

Commission File No.  333-178000

Bnet Media Group, Inc.

 (Exact name of Registrant as specified in its charter)

Nevada	30-0523156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

352 S 200 West, Ste. #3, Farmington, UT 84025

 (Address of principal executive offices, Zip Code)

(801) 928-8266

 (Registrant’s telephone number, including area code)

291 South 200 West, Farmington, UT 84025

 (Former Name, Former Address)

Indicate by check mark whether the Registrant (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [X] No [  ]

Indicate by check mark whether the Registrant has submitted electronically and posted on its corporate web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   Yes [X]   No [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes [X] No [  ]

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date.

Class	Number of Shares Outstanding
Common Stock $0.001 par value.	21,428,000 shares outstanding as of May 14, 2015

2

3

PART I

FINANCIAL INFORMATION

This Quarterly Report includes forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These statements are based on management’s beliefs and assumptions, and on information currently available to management.  Forward-looking statements include the information concerning our possible or assumed future results of operations set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Forward-looking statements also include statements in which words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “consider,” or similar expressions are used.

Forward-looking statements are not guarantees of future performance.  They involve risks, uncertainties, and assumptions.  Our future results and shareholder values may differ materially from those expressed in these forward-looking statements.  Readers are cautioned not to put undue reliance on any forward-looking statements.

ITEM 1. -- FINANCIAL STATEMENTS

As used herein, the terms “Bnet”, the “Company”, “we,” “our,” and “us” refer to Bnet Media Group, Inc., a Nevada corporation, unless otherwise indicated.  The unaudited condensed consolidated financial statements of registrant for the three months ended March 31, 2015 and 2014 follow. The condensed consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the periods presented.  All such adjustments are of a normal and recurring nature.

Bnet Media Group, Inc.
Consolidated Balance Sheets

ASSETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
CURRENT ASSETS

Cash	$1,218	$596

Total Current Assets	1,218	596

Other Assets	18,866	18,866

TOTAL ASSETS	$20,084	$19,462

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$71,813	$73,550
Customer Deposits	1,500	-
Accounts payable - related parties	56,637	48,268

Total Current Liabilities	129,950	121,818

STOCKHOLDERS' DEFICIT

Preferred stock series A: $0.001 par value, 100,000,000 shares
authorized, 7,787,000 and 7,787,000 shares issued and outstanding, respectively	7,787	7,787
Preferred stock series B: $0.001 par value, 20,000,000 shares
authorized, 8,021,796 shares issued and outstanding	8,022	8,022
Preferred stock series C: $0.001 par value, 20,000,000 shares
authorized, no shares issued and outstanding	-	-
Preferred stock series D: $0.001 par value, 20,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock: $0.001 par value, 800,000,000 shares
authorized, 16,208,000 and 16,208,000 shares
issued and outstanding, respectively	16,208	16,208
Additional paid-in capital	118,636	118,636
Accumulated deficit	(260,519)	(253,009)

Total Stockholders' Equity (Deficit)	(109,866)	(102,356)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$20,084	$19,462

The accompanying notes are an integral part of these unaudited financial statements.

Bnet Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2015	2014

REVENUES	$-	$-

OPERATING EXPENSES

Professional fees	6,085	12,513
General and administrative	$1,425	$115

Total Operating Expenses	$7,510	$12,628

LOSS FROM OPERATIONS	(7,510)	(12,628)

NET LOSS	$(7,510)	$(12,628)

BASIC AND DILUTED LOSS
PER COMMON SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	16,208,000	16,208,000

The accompanying notes are an integral part of these unaudited financial statements

Bnet Media Group, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(7,510)	$(12,628)
Adjustments to reconcile net loss to
net cash used in operating activities:
Changes in operating assets and liabilities:
Customer Deposits	1,500
Accounts payable	(1,737)	11,763

Net Cash Used in Operating Activities	(7,747)	(865)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Change in related party payable	8,369	1,000

Net Cash Provided by Financing Activities	8,369	-

NET INCREASE (DECREASE) IN CASH	622	135

CASH AT BEGINNING OF PERIOD	596	529

CASH AT END OF PERIOD	$1,218	$664

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

The accompanying notes are an integral part of these unaudited financial statements.

Bnet Media Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2015 and December 31, 2014

NOTE 1 - CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements of Bnet Media Group, Inc. ("Bnet" or the "Company") have been prepared in accordance with the accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Spire's latest Annual Report filed with the SEC on Form 10-K. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the most recent year, 2014, as reported in Form 10-K, have been omitted. Operating results for the three months ended March 31, 2015 are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

NOTE 2 - GOING CONCERN

The Company's consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - RELATED PARTY

As of March 31, 2015, the Company is indebted to a related party for the amount of $56,637. This amount is unsecured, non-interest bearing, and due on demand.

NOTE 4 - SUBSEQUENT EVENTS

On April 8, 2015, our board approved the issuance of  the following securities in satisfaction of $58,000 of debt as follows:

(1)           5,800,000 shares of Series A Non-convertible Preferred Stock at a price of $0.001 per share, for a total of $5,800; and

(2)           5,220,000 shares of common stock at a price of $0.01 per shares for a total of $52,200.

 The securities were issued to our Chief Executive Officer, Gerald Sklar in lieu of cash as full payment for $58,000 in funds advanced to pay the registration’s operations expenses, Arnold Sopzek, one of our directors. Our securities were issued in reliance on an exemption from registration available under Section 4(2) of the Securities Act of 1933, as amended.

On April 8, 2015, our directors approved the appointment of Robert Nickolas Jones, our Chief Financial Officer, to serve as our secretary and treasurer and to fill the vacancy created by the death of David M. Young, a director who was also serving as our secretary. Mr. Jones was appointed to serve as the secretary and treasurer until the next annual meeting and until such time as his successor is duly appointed.

ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Bnet Media Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2015 and December 31, 2014

This Management’s Discussion and Analysis of Financial Condition and Results of Operations and other parts of this current report contain forward-looking statements that involve risks and uncertainties. Forward-looking statements can also be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. The following discussion should be read in conjunction with our financial statements and notes thereto included in this report. Our fiscal year end is December 31.

Company Overview

We are a Nevada corporation incorporated on December 29, 2008. We have not conducted any active operations during the our fiscal years ended December 31, 2014 and 2013 and we have not generated any revenues since our inception.  It is unlikely we will have any revenues unless we are able to complete the transactions contemplated by the Acquisition Agreement with BNET Communications, Inc. or we are able to monetize the Ruby Art Carvings discussed below. It is management's assertion that these circumstances may hinder our ability to continue as a going concern.

Effective April 8, 2014, we entered into an Asset Purchase Agreements (the “Agreement”) with a non-affiliate to issue 8,021,796 shares of our Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”) in exchange for certain precious stones known as the “Ruby Art Carvings” (the “Assets”). The Series B Convertible Preferred Stock is convertible into an equivalent number of shares of our common stock at a conversion price of $40.00 per share. Currently, there is no trading market for the Series B Convertible Preferred Stock for purposes of valuing the securities issued in exchange for the Assets. Nor is there a trading market for our common stock that would be issued in the event of conversion of the Series B Convertible Preferred Stock. For purposes of financial statement presentation, we established the fair value of the Series B Convertible Preferred Stock issued in exchange for the Assets using an enterprise valuation of $350,000 at June 30, 2014. Using this value, the Company assigned a value of $18,866 to the Assets.

Results of Operations

For the three month periods ended March 31, 2015 and 2014

Revenues

We have had no revenues in the three-month period ended March 31, 2015 or 2014, respectively. It is unlikely we will have any revenues unless we are able to complete the transaction contemplated by the bNET Asset Purchase Agreement or we are able to monetize the Ruby Art Carvings. It is management's assertion that these circumstances may hinder our ability to continue as a going concern.

Total Operating Expenses and Total Other Income (Expenses)

Our operating expenses for three-month periods ended March 31, 2015 were $7,510 compared to $12,628 for the same periods ended March 31, 2014, an decrease of $5,118.  The primary component of operating expenses during all of the respective periods are professional fees due to legal and accounting expenses incurred in connection with meeting our financial and reporting obligations associated with the reports and other filings we make with the Securities and Exchange Commission.

Our net loss for the three-month period ended March 31, 2015 was $7,510 compared to a net loss of $12,628 for the same period in 2014. This translates to a loss per share of $0.00 in both periods, based on a weighted average number of common shares outstanding of 16,208,000 and 16,208,000, respectively.

Liquidity and Capital Resources

Liquidity is our ability to generate sufficient cash to satisfy our need for cash.  At March 31, 2015 we had a working capital deficit of $128,732, as compared to a working capital deficit of $253,009 at March 31, 2014.  At March 31, 2015 and 2014, we had current assets of 1,218 and $596 respectively.  At March 31, 2015, we had current liabilities of $129,950 as compared to $121,818 at March 31, 2014.

At present we expect to have monthly overhead costs of approximately $5,000 per month until we complete the proposed bNET Asset Purchase Agreement or monetize our other assets. This estimate is based on management’s assessment of ongoing legal and accounting fees associated with meeting our reporting obligations. Our present cash is not sufficient to pay our overhead costs. Since our inception, our primary sources of liquidity have been generated by the sale of equity securities (including the issuance of securities in exchange for goods and services to third parties and to pay costs of employees).  Our future liquidity and our liquidity in the next 12 months, depends on our continued ability to obtain sources of capital to fund our continuing operations and completed acquisition of the assets as contemplated under the bNET Asset Purchase Agreement.  As of March 31, 2015, our remaining cash is insufficient to cover our current liabilities, obligations and contractual commitments for the remainder of 2015. Currently we are relying on loans from management to meet our ongoing operating expenses.  The actual amount and timing of our capital expenditures may differ materially from our estimates.  Aside from loans from our management, we will likely need to raise additional capital through the sale of equity and/or debt securities. Given the relative present illiquidity of the capital markets there are no assurances we will be able to raise any necessary capital. Our independent auditors have qualified their opinion for the year ended December 31, 2014 and 2013 to indicate that substantial doubt exists regarding our ability to continue as a going concern.

Cash Flows

For the three months ended March 31, 2015, net cash used by operating activities was $7,747 attributed to payments of $1,737 from accounts payable and an increase in customer deposits of $1,500, to offset operational losses of $7,510.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, Quiet Star, Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Financial instruments, including cash and accrued expenses and other liabilities are carried at amounts, which reasonably approximate their fair value due to the short-term nature of these amounts or due to variable rates of interest, which are consistent with market rates.

Revenue Recognition

The Company will determine its revenue recognition policies upon commencement of principle operations.

Stock-based compensation

The Company has adopted ASC 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

ITEM 3.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 4.

CONTROLS AND PROCEDURES

The term disclosure controls and procedures means controls and other procedures of an issuer that are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Exchange Act (15 U.S.C. 78a, et seq.) is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

The term internal control over financial reporting is defined as a process designed by, or under the supervision of, the issuer’s principal executive and principal financial officers, or persons performing similar functions, and effected by the issuer’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the issuer;

•

Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the issuer are being made only in accordance with authorizations of management and directors of the issuer; and

•

Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the issuer’s assets that could have a material effect on the financial statements.

Our management, including our chief executive officer and chief financial officer, does not expect that our disclosure controls and procedures or our internal controls over financial reporting will prevent all error and all fraud.  A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.  Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs.  Because of inherent limitations in all control systems, internal control over financial reporting may not prevent or detect misstatements, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the registrant have been detected.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Evaluation of Disclosure and Controls and Procedures.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.  We carried out an evaluation, under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report.  The evaluation was undertaken in consultation with our accounting personnel.  Based on that evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures are currently ineffective.  Each of the factors identified in the 10-K filed with the Securities and Exchange Commission on April 1, 2015 have remained unresolved and have been considered to be material weaknesses in our controls.

Changes in Internal Controls over Financial Reporting.

There were no changes in the internal controls over our financial reporting that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.  The matters that management identified in the 10-K filed with the Securities and Exchange Commission on April 1, 2015, continue to be unresolved and still are considered material weaknesses in our internal control over financial reporting.

This report does not include an attestation report of the registrant’s registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the registrant’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the registrant to provide only management’s report in this report.

Bnet Media Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

March 31, 2015 and December 31, 2014

PART II - OTHER INFORMATION

ITEM 1.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding.  No federal, state or local governmental agency is presently contemplating any proceeding against the Company.  No director, executive officer or affiliate of the Company or owner of record or beneficially of more than five percent of the Company's common stock is a party adverse to the Company or has a material interest adverse to the Company in any proceeding.

ITEM 1A.

RISK FACTORS

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

ITEM 2.

UNREGISTERED SALE OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.

 DEFAULTS UPON SENIOR SECURITIES

None

ITEM 4.

 MINE SAFETY DISCLOSURES

Not Applicable

ITEM 5.

OTHER INFORMATION

None.

ITEM 6.

EXHIBITS

3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
3.3	Amended and Restated Articles of Incorporation (2)(3)
3.4	Amended Bylaws (2)
3.5	Certificate of Amendment to Articles of Incorporation (3)
3.6	Certificate of Amendment to Articles of Incorporation (4)
3.7	Certificate of Change Pursuant to NRS 78.209 (4)
10.1	Asset Purchase Agreement between bNET Communications, Inc. and BnetEFactor, Inc. (3)
31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002*
31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *
32.1	Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002*
32.2	Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 *

101.INS	XBRL INSTANCE DOCUMENT **
101.SCH	XBRL TAXONOMY EXTENSION SCHEMA **
101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE **
101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE **
101.LAB	XBRL TAXONOMY EXTENSION LABEL LINKBASE **
101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE **

*	filed herewith.
**	In accordance with Regulation S-T, the XBRL-formatted interactive data files that comprise Exhibit 101 in this Quarterly Report on Form 10-Q shall be deemed “furnished” and not “filed”.

(1)	Incorporated by reference to the Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on November 16, 2011.
(2)	Incorporated by reference to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 27, 2012.
(3)	Incorporated by reference to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on March 21, 2013.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BNET MEDIA GROUP, INC.
Dated: May 15, 2015	/s/ Gerald E. Sklar
By: Gerald E. Sklar
Its: Chief Executive Officer and Principal Executive Officer

Dated: May 15, 2015	/s/ Robert Nickolas Jones
By: Robert Nickolas Jones
Its: Chief Financial Officer and Principal Accounting Officer

4